       As filed with the Securities and Exchange Commission on June 9, 1998

                                                    Registration No. 333-
                                                                         ------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 ------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------

                      ACCENT SOFTWARE INTERNATIONAL LTD.
            (Exact name of Registrant as specified in its charter)

            Israel                         7372                      N.A.
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or       Classification Code Numbers)  Identification No.)
        organization)

                           28 Pierre Koenig Street
                           Jerusalem 91530, Israel
                          Telephone: 972-2-679-3723
   (Address and telephone number of Registrant's principal executive offices)

                                Todd A. Oseth
                            Accent Worldwide, Inc.
                                  Suite 340
                           2864 South Circle Drive
                          Colorado Springs, CO 80906
                                (719) 576-2610
    (Name, address and telephone number of agent for service of process)

                                 ------------

                                  Copies to:

Herbert H. Davis III, Esq.                   Barry P. Levenfeld, Esq.
Rothgerber, Appel, Powers & Johnson LLP      Yigal Arnon & Co.
1200 Seventeenth Street, Suite 3000          3 Daniel Frisch Street
Denver, CO 80202-5839                        Tel Aviv 64731, Israel
Telephone: (303) 623-9000                    Telephone: 972-3-692-6868

                                 ------------

          Approximate date of commencement of proposed sale to the public:
       From time to time after this Registration Statement becomes effective.

                                 ------------

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 ------------

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS      AMOUNT         PROPOSED MAXIMUM         PROPOSED MAXIMUM    AMOUNT OF
OF SECURITIES            TO BE          OFFERING PRICE           AGGREGATE           REGISTRATION
TO BE REGISTERED         REGISTERED     PER ORDINARY SHARE (1)   OFFERING PRICE(1)   FEE
Ordinary Shares,
NIS .01 nominal
value per share          13,333,333          $0.46875               $6,250,000       $1843.75

(1) Based upon the average of the high and low sales prices of the Company's Ordinary Shares on The Nasdaq Small Cap Market on June 4, 1998, estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                  PROSPECTUS
                                  ----------

                      ACCENT SOFTWARE INTERNATIONAL LTD.

                          13,333,333 ORDINARY SHARES

                                  ----------

     THIS PROSPECTUS RELATES TO THE PUBLIC OFFERING, WHICH IS NOT BEING UNDERWRITTEN, OF UP TO 13,333,333 ORDINARY SHARES, NOMINAL VALUE NIS 0.01 PER SHARE (THE "SHARES"), OF ACCENT SOFTWARE INTERNATIONAL LTD. ("ACCENT" OR THE "COMPANY"), WHICH MAY BE OFFERED FROM TIME TO TIME BY LERNOUT & HAUSPIE SPEECH PRODUCTS, N.V., OR BY AUTHORIZED TRANSFEREES (THE "SELLING SHAREHOLDER").

     THE SHARES ARE ISSUABLE TO THE SELLING SHAREHOLDER (i) UPON THE CONVERSION OF PREFERRED SHARES PURCHASED FROM THE COMPANY FOR THE SUM OF $4,000,000; AND (ii) UPON THE EXERCISE OF WARRANTS TO PURCHASE AN AGGREGATE OF 4,444,444 ORDINARY SHARES TO BE ISSUED IN CONNECTION WITH THE SALE OF THE PREFERRED SHARES. THE COMPANY WILL RECEIVE NO PART OF THE PROCEEDS OF SALES OF THE SHARES. HOWEVER, THE COMPANY WILL RECEIVE PROCEEDS FROM THE EXERCISE OF THE WARRANTS, IF THE WARRANTS ARE EXERCISED. THE INITIAL AGGREGATE EXERCISE PRICE OF THE WARRANTS IS $2,444,444. THE SHARES HAVE BEEN RESERVED BY THE COMPANY FOR ISSUANCE UPON CONVERSION OF THE PREFERRED SHARES AND THE EXERCISE OF THE WARRANTS, AND ARE BEING REGISTERED BY THE COMPANY PURSUANT TO AN AGREEMENT BETWEEN IT AND THE SELLING SHAREHOLDER.

     ONCE ISSUED, THE SHARES MAY BE OFFERED BY THE SELLING SHAREHOLDER FROM TIME TO TIME IN ONE OR MORE TRANSACTIONS IN THE OPEN MARKET AT PRICES PREVAILING THEREIN, IN NEGOTIATED TRANSACTIONS AT SUCH PRICES AS MY BE AGREED UPON, OR IN A COMBINATION OF SUCH METHODS OF SALE. SEE "PLAN OF DISTRIBUTION." THE PRICE AT WHICH ANY OF THE SHARES MAY BE SOLD, AND THE COMMISSIONS, IF ANY, PAID IN CONNECTION WITH ANY SUCH SALE, ARE UNKNOWN AND MAY VARY FROM TRANSACTION TO TRANSACTION. THE COMPANY WILL PAY ALL EXPENSES INCIDENT TO THE REGISTRATION OF THE SHARES. SEE "SELLING SHAREHOLDER" AND "PLAN OF DISTRIBUTION."

     ON JUNE 8, 1998, THE LAST REPORTED SALE OF THE ORDINARY SHARES ON THE NASDAQ SMALL CAP MARKET WAS $0.719. ORDINARY SHARES ARE TRADED UNDER THE NASDAQ SYMBOL ACNTF.

                                  ----------

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH THIS PROSPECTUS IN THE MANNER

REQUIRED PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL. NOTHING IN SUCH EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATING THE MATTERS CONTAINED IN THIS PROSPECTUS OR AS AN APPROVAL OF THEIR RELIABILITY OR ADEQUACY OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES HEREBY OFFERED.

                 The date of this Prospectus is June 9, 1998


                            AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices: Northeast Regional Office, Suite 1300, Seven World Trade Center, 13th Floor, New York, New York 10048, and Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The reports, proxy, information statements and other information filed by the Company with the Commission are also filed with The Nasdaq Small Cap Market and can be inspected at its facility at 1735 K Street, N.W., Washington, D.C. 20006. The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulation of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the offices of the Commission at the addresses set forth above. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

     The Company has received from the Securities Authority of the State of Israel (the "Israel Securities Authority") an exemption from the reporting obligations as specified in Chapter Six of the Israel Securities Law 5728-1968, which include the obligation to submit periodic and immediate reports to the Israel Securities Authority, provided that a copy of each report submitted in accordance with applicable United States law shall be available for public review at the Company's principal offices in Israel.

                             FORWARD LOOKING STATEMENTS

     Certain non-historical statements contained in this Prospectus are forward-looking statements, which involve known and unknown risks and uncertainties. The Company is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward looking statements include, but are not limited to: (i) projections of capital expenditures, revenues, growth, prospects, capital structure and other financial matters; (ii) statements of plans or objectives of the Company; and (iii) statements using the words "anticipate," "expect," "may," "project," "intend" or similar expressions.

     The Company's ability to predict projected results or the effects of certain events on the Company's operating results is inherently uncertain. Therefore, the Company wishes to caution readers of this Prospectus to carefully consider the matters set forth under the caption "Risk Factors" and certain other matters discussed herein and in other publicly available information.
Such factors and many other factors beyond the control of the Company's management could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. See "Risk Factors."


                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-26394) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

(1)  The Company's Annual Report on Form 10-K for the year ended December 31,
     1997;
(2)  The Company's Registration Statement on Form S-3 dated February 17, 1998
(3)  The Company's Registration Statement on Form S-3 dated February 23, 1998
(4)  The Company's Amended Registration Statement on Form S-3 (Reg.
     No. 333-46461) dated February 27, 1998;
(5)  The Company's Amended Registration Statement on Form S-3 (Reg.
     No. 333-46753) dated February 27, 1998;
(6) The Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 1998; and
(6) The description of the Company's Ordinary Shares contained in its Registration Statement on Form 8-A, filed with the Commission on July 11, 1995, as amended by the Company's Registration Statement filed on Form 8-A/A filed on July 14, 1995.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not, except as so modified or superseded, be deemed to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted to Corporate Secretary, Accent Software International Ltd., POB 53063, 28 Pierre Koenig Street, Jerusalem 91530 Israel, or by e-mail: corpsec@accentsoft.com.

     Unless the context otherwise requires, all references to Accent or the Company include its wholly owned United States subsidiary, Accent Worldwide, Inc. ("Accent Worldwide"), its wholly owned United Kingdom subsidiary, Accent Software International (Europe) Ltd. ("Accent Europe"), and its majority-owned subsidiary, AgentSoft Ltd. ("AgentSoft"). ACCENT is a registered trademark of the Company in the United States, the United Kingdom, Germany, France and the Benelux countries. The Company has applied to register AGENTSOFT, GLOBAL DEVELOPMENT KIT, LIVE AGENT, WEBTAMER and WORDPOINT as trademarks in the United States and in certain other countries.

     Windows is a registered trademark and Windows NT and Windows 95 are trademarks of Microsoft Corporation ("Microsoft"). All other trademarks appearing in this Prospectus are the property of their respective holders. Unless otherwise indicated, all references to Microsoft Windows are to the 3.xx versions of Windows or Windows 95.

                                    THE COMPANY

     Accent is a language solutions company, founded in Jerusalem, Israel in 1988. The Company designs, develops, markets and supports software products and services for the rapidly emerging Language Information Technology ("LIT") industry. Accent's products address the growing need for software publishers, corporations and content providers to produce software applications, associated documentation, and application specific content in any natural language. Through its majority-owned subsidiary, AgentSoft, the Company also develops intelligent agent-based software tools and products for process automation over the Internet.

   Since its inception, Accent has invested substantial funds on research and development, established a sales and marketing force, introduced new products and established the customer support services and administrative infrastructure necessary to conduct its operations. As a result of the start-up nature of its business and its efforts to expand into new markets, Accent has incurred net losses each year since 1992, including losses of $13 million and $21 million for the years ended December 31, 1997 and 1996, respectively.

     In response to the large loss incurred in 1996, Accent initiated a restructuring and refocusing effort which included a substantial reduction in the number of employees, large reductions in sales and marketing expenses and the elimination or reduction of various other costs. A new Chief Executive Officer and a new Chief Financial Officer joined the Company during the first quarter of 1997. In addition to furthering the restructuring efforts already underway, the new management team shifted the Company's product mix and customer orientation away from the retail market and in the direction of original equipment manufacturers (OEMs) and business-to-business transactions. Also during the first quarter, 1997, the Company established a new office in Colorado Springs, Colorado. This U.S. location has become the focal point of the Company's sales, marketing and customer support efforts as well as certain general and administrative functions.

     Accent has used its LIT technology as a platform to launch several multilingual development products addressing the needs of its target users. By offering an expanded line of development tools, Accent seeks to secure a position as the LIT solution of choice. Accent released the first version of the ACCENT GLOBAL DEVELOPMENT KIT ("GDK") in June of 1997. GDK is a complete development and programming environment that enables the globalization of any Windows software application. Capitalizing on the experience gained from developing and marketing GDK, Accent released LOC@LE during the first quarter of 1998. LOC@LE answers the immediate need of software publishers to localize their software into virtually any natural language. Later in 1998, Accent plans to release L@PORT, another LIT product which answers the need of software users who need to translate and localize the multimedia content they produce.

                                RECENT DEVELOPMENTS

     On June 4, 1998, the Company executed a Preferred Share Purchase Agreement with Lernout & Hauspie Speech Products, N.V. (the "Agreement") pursuant to which the Company issued 4,000 Series C Preferred Shares (the "Preferred Shares") in exchange for $4,000,000. In addition, the Company is obligated to issue, within three months of the date of the Agreement, five year warrants to purchase 4,444,444 Ordinary Shares at an exercise price of $0.55 per share. (The exercise price of the warrants is subject to adjustment in the event that the Company's Ordinary Shares are delisted from the Nasdaq SmallCap Market within six months from the date of the Agreement and the market price of the Ordinary Shares is lower than $0.55. In such an event, the exercise price will be reset to equal average closing price of the Company's Ordinary Shares for the 10 trading days following the date of delisting.)

The Preferred Shares are convertible at any time hereafter into Ordinary Shares of the Company based upon a per share price of $0.45, which represents a 10% premium over the average closing price of the Company's Ordinary Shares on the ten trading days preceding the execution of the Agreement. The terms of Preferred Shares provide that, subject to the lien held by Bank Leumi Le'yisrael Ltd. and the Government of the State of Israel as security for the repayment of a loan received by the Company (the "Government Lien"), the Preferred Shares shall rank prior to all other shares of the Company, and that, in the future, the Company shall not grant rights to any third party to the assets of the Company superior or equal to the preference rights of the Preferred Shares without the prior approval of Lernout & Hauspie. Holders of the Preferred Shares shall be entitled to receive dividends, when and if declared by the Company's Board of Directors, equal in amount per share to the dividends paid on each Ordinary Share. Each share of the Preferred Shares shall have the right to vote on all Company matters the number of Ordinary Shares into which each share of the Preferred Shares would be convertible and shall vote as a single class with the other outstanding Ordinary Shares. As long as the holder(s) of the Preferred Shares continue to hold any Preferred Shares or at least 25% of the Ordinary Shares issued upon the conversion of the Preferred Shares, they shall be entitled, voting as a separate class, to elect one member of the Company's Board of Directors.

The Company signed several licenses and other agreements with Lernout & Hauspie which provide for ongoing cooperation between the two companies.

     On February 12, 1998, the Company executed an agreement with MGZ International Corporation ("MGZ") pursuant to which it agreed to pay MGZ $225,000 in the form of freely tradable Ordinary Shares of the Company. This payment will be made in recognition of the assistance being given by MGZ in the negotiation of a three year distribution agreement between Accent Worldwide and the GI Group, a Russian distributor of software products which intends to purchase the Company's software products for distribution in Russia (the "Distribution Agreement"), and is contingent upon the execution and a certain minimum performance of the Distribution Agreement.

     On January 30, 1998, the Company and Investor Resource Services, Inc. ("IRSI") executed an amendment to their August 4, 1997 agreement. Pursuant to this amendment, the Company agreed to issue an additional 550,000 Ordinary Shares to IRSI for further compensation for the services to be provided under the August 4, 1997 agreement. In addition, the Company agreed to immediately file a registration statement covering these 550,000 Ordinary Shares and the 300,000 Ordinary Shares issued to IRSI pursuant to an earlier agreement, executed on August 4, 1997, but not yet registered. This registration statement was declared effective on March 2, 1998.

     The 13,333,333 Ordinary Shares being registered pursuant to this Registration Statement are being registered pursuant to the Agreement with the Selling Shareholder, which requires the Company to have registered a number of Ordinary Shares sufficient for issuance upon the conversion of the Preferred Shares and the exercise of the warrants.

LITIGATION AND OTHER CLAIMS

     In the course of its business, the Company is the subject of claims, some or which may mature into litigation. Although the Company is aware of claims asserted against it, the Company is not aware, except as discussed in its annual report for the year ended December 31, 1997, filed on Form 10-K, of any claims which have a reasonable possibility of adverse outcome in a material amount. However, unforeseen circumstances may cause such claims, or other, currently unknown claims, to result in adverse outcomes in material amounts.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT DECISION. CERTAIN STATEMENTS IN THIS PROSPECTUS THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING, INVOLVING KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. MANY FACTORS, INCLUDING THE RISK FACTORS IDENTIFIED BELOW, COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

GOING CONCERN

     The report of the Company's independent public accountants attached as part of the Company's 1997 Annual Report on Form 10-K contains an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to the Company's ability to continue as a going concern is that the Company has incurred losses from operations of approximately $13 million during the year ended December 31, 1997, and had an accumulated deficit of approximately $46 million as of December 31, 1997.

REVENUE

          The Company's products, particularly GDK, WORDPOINT, and Accent's newest product, LOC@LE, are receiving a favorable reception in the marketplace. Revenue during the latter half of 1997 and the first quarter of 1998, however, has fallen short of management expectations, the Company believes, due primarily to significant concerns of potential customers as to the Company's ability to continue to support and expand its product offerings. The Company is continuing to work on significant new sales opportunities which it had expected to conclude during the fourth quarter of 1997, and is also continuing to place significant emphasis on the development of new and enhanced products which can be introduced in the near term. There can be no assurance that the concerns of potential customers can be alleviated and that future revenue will meet management's expectations. If future revenue does not increase from its 1997 level, this will have a material adverse impact on the Company and may cause the Company to cease operations.

SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING

          The Company's capital requirements in connection with its development and marketing activities have been and will continue to be significant. The Company has been dependent upon the proceeds of sales of its securities, as well as various government guaranteed and private loans, to fund its development and marketing activities. The Company is not yet generating sufficient revenues from its operations to fund its activities and is, therefore, dependent on the proceeds of the sale of equity and other financing devices to continue the development of its technology and the marketing of its products. The Company anticipates, based on its currently proposed assumptions relating to its operations and financing plans, that it will have sufficient cash to satisfy its contemplated needs through the end of 1998. In the event that financings and cash flow prove to be insufficient to fund operations (due to a change in the Company's plans or a change, or an inaccuracy, in its assumptions or as a result of unanticipated expenses, technical difficulties, problems or otherwise), the Company would be required to seek additional financing sooner than currently anticipated. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. The Company has no current arrangement with respect to, or sources of, additional financing. The inability to obtain additional financing, when needed, would have a material adverse effect on the Company, including possibly requiring the Company to curtail or cease its operations.

LONG TERM DEBT AND OTHER LIABILITIES

     As of March 31, 1998, the outstanding balances of the Company's long-term debt and other liablilites were approximately $5.1 million. All of the Company's assets are pledged as collateral to secure the Company's debt. The Company has entered into negotiations with its major lender and other creditors to restructure its long term debt and other liabilities, possibly by issuing equity in exchange for all or a portion of the liabilities, obtaining discounts, deferring or stretching payment terms, or some combination of these alternatives. There can be no assurance that the Company will be successful in its efforts to restructure its outstanding debts and any failure on the part of the Company to do so will have a material adverse impact on the Company. Moreover, should such attempts to restructure its outstanding debts fail and the Company is unable to generate sufficient cash flow from operations or external sources to meet scheduled debt payments or otherwise to comply with the terms of such indebtedness, it may be forced to default on its debt obligations which would have a material adverse effect on the Company, including the possibility of receivership or liquidation of the Company.

RESTRUCTURING

     As a result of its difficulties in meeting its revenue projections and the need to reduce its working capital requirements, the Company implemented additional cost reduction initiatives in April 1998. The initiatives included significant personnel reductions, the consolidation of facilities and a freeze on capital spending. The restructuring reduced the Company's monthly cash expenses by more than 50%. The restructuring also triggered a requirement to pay various employee obligations, which the Company may not be able to pay in a timely manner. There can be no assurance that former employees will defer potential legal remedies while the Company completes its restructuring efforts, collects amounts due from customers and pursues new sales opportunities. If former employees seek and are granted legal remedies against the Company, this will have a material adverse impact on the Company and may cause the Company to cease operations.

POSSIBLE DELISTING OF SHARES FROM THE NASDAQ SMALL CAP MARKET; RISKS RELATING TO PENNY STOCKS

     The Company's Ordinary Shares and Units are listed on the Nasdaq SmallCap Market. The Company must meet certain requirements in order to maintain its listing on the SmallCap Market and on April 1, 1998, the Company was notified by The Nasdaq Stock Market that it is non-compliant in that its net tangible assets of $1,023,000 (as of December 31, 1997) are below the Nasdaq minimum requirements of $2,000,000. (The Company must meet either the minimum net tangible asset requirement or a minimum market capitalization requirement or a minimum income requirement.) The Company has been granted a hearing at which it will present its plan for regaining compliance with the minimum net tangible asset requirement. The Company believes that the investment transaction which is the subject of this Registration Statement, together with additional actions identified in its written response to Nasdaq, will restore the Company to compliance with Nasdaq SmallCap Market requirements. However, there can be no assurance that the Company will be successful in executing its plan or that the Company will be granted sufficient time to execute its plan and, therefore, the Company's shares may be delisted from the Nasdaq SmallCap Market.

     If the Company's securities were to become delisted from trading on The Nasdaq Small Cap Market and the trading price of such securities were to remain below $5.00 per share or per unit, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Ordinary Shares which could severely limit the market liquidity of the Ordinary Shares and the ability of Selling Shareholder to sell their Shares in the secondary market.

MANAGEMENT OF A RAPIDLY CHANGING BUSINESS

     The Company's business is undergoing significant change as its focus shifts from the retail market to the developer, corporate and OEM markets. This shift has placed a significant strain on the Company's management, and its sales, customer suppport, product development and administrative operations. The Company anticipates that growth, if any, may require it to recruit and hire new personnel, and there can be no assurance that the Company will be successful in hiring and retaining such personnel. If the Company is unable to respond effectively to the changing nature of its business, including the need to hire additional personnel, a material adverse effect on the Company's business, operating results and financial condition could occur.

DEPENDENCE ON COMPATIBLE THIRD-PARTY SOFTWARE MANUFACTURERS' PRODUCTS AND DESIGN

     The Company's products are currently designed, and its proposed products are being designed, to be utilized with the Windows operating system and with the products and standards established by certain other software manufacturers. Accordingly, the performance of certain of the Company's existing products depends on the actions of other manufacturers, in particular Microsoft. Such manufacturers may change their products or take actions that could make it more difficult for the Company to develop its products or that could significantly impair the performance of the Company's products. For example, if Microsoft were to modify future versions of Windows in ways that required the redesign of the Company's Windows-based products, such modification could be detrimental to the Company. Although the Company anticipates that it will be able to adapt its products if necessary, there can be no assurance that changes in existing products or the introduction of new products by third parties will not have a material adverse effect on the performance of the Company's products and technology and on the Company's financial performance. In addition, the Company's products may need to be adapted in the future in order to be compatible with other or new operating systems so that the Company may maintain and expand its product offerings. There can be no assurance that the Company will be able to make any necessary adaptations on a timely basis.

COMPETITION; TECHNOLOGICAL OBSOLESCENCE

     The market for Language Information Technology ("LIT") products for the software localization/globalization and translation service market is intensely competitive, rapidly evolving and subject to rapid technological change. In addition, there are relatively few barriers to entry in the software business in general, including into those areas in which the Company offers and intends to offer products. Currently, competition is experienced primarily from companies which have large numbers of human translators who can perform localizations manually. These companies number over 1,500 around the world, but are generally small in size. Some of the Company's larger competitors are Berlitz, ALPNET and ILE. However, while these companies are competition, they are also customers or potential customers for the Company's software products. The Company's competition for software tools that address localization and document management comes mostly from Corel Corporation, IBM and Multiling.

     The markets for the technology and products being developed by the Company are characterized by rapid changes and evolving industry standards, often resulting in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will depend upon, among other factors, its ability to develop and introduce to the marketplace in a timely manner new products and product enhancements. There can be no assurance that the Company will be able to compete successfully, that its present or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to introduce new products and product enhancements that are competitive with other products marketed by industry participants.

COLLECTION OF ACCOUNTS RECEIVABLE; PRODUCT RETURNS

     The Company's sales are normally made on credit terms and it does not hold collateral to secure payment. Therefore, default in payment by one or more of the Company's customers could adversely affect the Company's business, operating results or financial condition. In addition, consistent with industry practices, the Company may accept product returns or provide other credits in the event that a distributor or a retailer holds excess inventory of the Company's products. Although the Company has moved away from the retail market toward the OEM and business-to-business market where product returns are less likely, the risk of product returns and customer defaults from prior period activities could have an adverse impact on the Company's future operating results. There can be no assurance that actual returns and uncollectible receivables will not exceed the Company's reserves for such items and any significant increase in product returns or uncollected accounts receivable beyond reserves could have a material adverse effect on the Company's business, operating results or financial condition.

PRODUCT DEFECTS AND PRODUCT LIABILITY

     The Company's software products are highly complex and sophisticated and could from time to time contain design defects or software errors that could be difficult to detect and correct. Errors, bugs or viruses may result in the loss of or the delay in market acceptance or the loss of customer data. Although the Company has not experienced any material adverse effect resulting from any software defects or errors, there can be no assurance that, despite testing by the Company and its customers, errors will not be found in new products, which could result in a delay in or inability to achieve market acceptance and thus could have a material adverse impact upon the Company's business, operating results or financial condition.

PROTECTION OF PROPRIETARY INFORMATION

     The Company's success and ability to compete is dependent in part upon its proprietary software technology. While the Company relies on a combination of trade secret and copyright law, nondisclosure agreements and technical measures to establish and protect its proprietary rights and has also filed patent applications for certain aspects of its technology, there can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the technology or independent development by others of software products with features based upon, or otherwise similar to, those of the Company's products. To license its retail products, the Company primarily relies on "shrink wrap" licenses that are not signed by the end-user and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

IMPACT OF INFLATION AND CURRENCY FLUCTUATION

     The vast majority of the Company's sales are made in dollars and most of the Company's expenses are in dollars and New Israeli Shekels ("NIS"). The cost of the Company's operations in Israel, as expressed in dollars, is influenced by the extent to which any increase in the rate of inflation in Israel over the rate of inflation in the U.S. is not offset by the devaluation of the NIS in relation to the dollar. The change in the cost of the Company's operations in Israel, as expressed in dollars, relates primarily to the cost of salaries in Israel, a substantial portion of which are paid in NIS linked to the Consumer Price Index in Israel (the "Israeli CPI"). While the Company may in the future, to the extent it deems advisable, purchase currency options or other hedging instruments to decrease the risk of the NIS devaluation against the dollar being less than the rate of inflation in Israel, no assurance can be given that any such financial strategy will be successful in limiting the Company's risk.

CONCENTRATION OF OWNERSHIP; POTENTIAL CONFLICTS OF INTEREST

     The agreement with Lernout & Hauspie Speech Products, N.V., executed on June 4, 1998, allows Lernout & Hauspie to designate and have elected one person to serve on the Company's Board of Directors. The agreement also grants Lernout & Hauspie the right to vote its preferred shares as if they had been fully converted into Ordinary Shares. As of the date of this Prospectus, Lernout & Hauspie will own, on a fully diluted basis, approximately 27.5% of the Company. The Company has also agreed, pursuant to an earlier Stock Purchase Agreement, that IMR Investments is entitled to designate one person to serve on the Board of Directors of the Company. The current designee of IMR Investments is Roger Cloutier. As of the date of this Prospectus, IMR will beneficially own, on a fully diluted basis, approximately 6% of the Company. Such ownership will allow Lernout & Hauspie and IMR to have significant influence over the outcome of any matters that come before the Board of Directors or that require shareholder approval and thereby to potentially control the affairs of the Company. Although Israeli law requires directors to vote in a manner consistent with their fiduciary duty to the Company, there can be no assurance that conflicts of interest will not arise with respect to the foregoing or that such conflicts will be resolved in a manner favorable to the Company.

NO DIVIDENDS

     The Company has never paid cash dividends on its Ordinary Shares. Payment of dividends on the Ordinary Shares is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business and, therefore, it does not expect to pay any cash dividends on its Ordinary Shares in the foreseeable future.

MARKET PRICE VOLATILITY

     The market price of the Company's Ordinary Shares has been highly volatile and in the past 52 weeks the daily closing price has ranged from $0.31 to $3.81. Factors such as the Company's financial results, introduction of new products by the Company or its competitors, factors affecting the software industry generally and factors relating to conditions in the State of Israel may have a significant impact on the market price of the Company's Ordinary Shares. Additionally, in recent years, the United States stock markets have experienced a high level of price and volume volatility and market prices for the stock of many companies (particularly of small and emerging growth companies, the common stock of which trades in the over-the-counter-market) have experienced wide price fluctuations that have not necessarily been related to the operating performance of such companies.

SUBSTANTIAL DILUTION

     The book value of the Company's Ordinary Shares was approximately $(0.03) per share at December 31, 1997. Therefore, purchasers of Shares in this Offering will experience immediate and substantial dilution.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     As of the date of this Prospectus, 27,313,911 Ordinary Shares are issued and outstanding, of which 23,442,004 are freely tradable. There are 3,871,907 Ordinary Shares eligible for sale, without registration, under Rule 144 subject to certain volume limitations and other conditions prescribed by such rule and to the contractual restrictions described below. There are warrants outstanding for the purchase of 5,869,913 Ordinary Shares. Most of the shares underlying these warrants have been or are being registered and will be freely tradable. There also are options outstanding for 1,879,579 shares, of which 1,529,579 will be freely tradable upon exercise. The Shares being registered hereby will be freely tradable when this Registration Statement is declared effective by the Commission.

     In addition, the Company has granted to certain of its security holders, including certain of its executive officers, directors and IMR Investments, certain registration rights. No prediction can be made as to the effect, if any, that sales of such securities or the availability of such securities for sale will have on the market prices prevailing from time to time.

LOCATION IN ISRAEL

     The Company is incorporated under the laws of, and has its offices and a significant portion of its operations in, the State of Israel. Although most of the Company's sales are currently made to customers outside Israel, the Company is, nonetheless, directly influenced by the political, economic and security conditions affecting Israel. Any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that ongoing or revived hostilities or other factors related to the political or economic status of Israel will not have an adverse impact on the Company's business, operating results or financial condition.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

     Service of process upon directors and officers of the Company and the Israeli experts named herein, many of whom reside outside the United States, may be difficult to effect within the United States. Furthermore, since the majority of the Company's assets are located outside the United States, any judgment obtained in the United States against the Company may not be enforceable within the United States. The Company has been informed by its legal counsel in Israel, Yigal Arnon & Co., that in such counsel's opinion there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act, in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts are empowered to enforce foreign (including United States) final executory judgments for liquidated amounts in civil matters obtained after due trial before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Israel) which enforces similar Israeli judgments. The enforcement of such judgments is conditioned upon: (i) adequate service of process having been effected and the defendant having had a reasonable opportunity to be heard; (ii) such judgments or the enforcement thereof not being contrary to the law, public policy, security or sovereignty of the State of Israel; (iii) such judgments not being obtained by fraud and not conflicting with any other valid judgment in the same matter between the same parties; and (iv) an action between the same parties in the same matter not pending in any Israeli court at the time the lawsuit is instituted in the foreign court. The Company has irrevocably appointed Accent Worldwide as the Company's agent to receive service of process in any action against the Company in any federal or state court sitting in New York County, State of New York arising out of the Offering or any purchase or sale of securities in connection therewith.

     Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, and a special permit of the Israeli Controller of Foreign Currency will be required to convert the Israeli currency into dollars and to transfer such dollars out of Israel. The usual practice in an action to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent in Israeli currency at the rate of exchange in force on the date thereof. Under existing law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange on the date of payment, but the judgment debtor may also make payment in foreign currency if the Israeli exchange control regulations then in effect permit such foreign currency payment. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency will ordinarily be linked to the Israeli CPI plus interest at the annual rate (set by Israeli regulations) prevailing at such time. Judgment creditors must bear the risk that they will be unable to convert their award into foreign currency that can be transferred out of Israel. All judgment creditors must bear the risk of unfavorable exchange rates.


                               USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Shareholder, as described below. The Company will use the proceeds of any warrant exercise for general corporate purposes and working capital. See "Selling Shareholder" and "Plan of Distribution" described below.

                             SELLING SHAREHOLDER

     The following table sets forth the Selling Shareholder and the number of Ordinary Shares beneficially owned by such Selling Shareholder as of June 4, 1998, and offered hereby. The Selling Shareholder has not held any position, office or other material relationship with the Company or any of its affiliates within the past three years, other than as a result of its ownership of the shares. The Shares may be offered from time to time by the Selling Shareholder named below. However, the Selling Shareholder is under no obligation to sell all or any portion of the Shares under this Prospectus or otherwise. Because the Selling Shareholder may sell all or part of its Shares, no estimate can be given as the number of Shares that will be held by it upon termination of any offering made hereby.

                                                                                           Shares Beneficially
                                                                                         Owned After Offering(1)
                                              Number of Shares Beneficially              -----------------------
                                             Owned Prior to the Offering and                     Percent
    Name of Selling Shareholder                       Offered Hereby             Number        Outstanding
    ---------------------------                       --------------             ------        -----------
Lernout & Hauspie Speech Products, N.V.    8,888,889 Ordinary Shares from          0                0%
Sint-Krispijnstraat 7                      the Conversion of the Preferred
8900 Ieper - Belgium                       Shares and 4,444,444 from the
                                           Exercise of the Warrants 0

                                 PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholder. The Selling Shareholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholder may sell the Shares being offered hereby on the Nasdaq Small Cap Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by on or more of the following means of distribution: (a) a block or cross trade in which the broker, dealer or agent so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker, dealer or agent as principal and resale by such broker, dealer or agent for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq Small Cap Market; (d) ordinary brokerage transactions (which may include long and short sales) and transactions in which the broker solicits purchasers; (e) in privately negotiated transactions; (f) "at the market" to or through market makers or into an existing market for the Ordinary Shares; (g) in other ways not involving market makers or into an existing market for the Ordinary Shares; (h) through transactions in options, swaps or other derivatives (whether listed or not); or (i) any combination of the foregoing or other legally available means. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Ordinary Shares in the course of hedging the positions they assume with Selling Shareholder. The Selling Shareholder may also sell the Company's Ordinary Shares short and redeliver the shares to close out such short positions. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholder may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

-------------------
(1) Assuming that all Ordinary Shares owned by the Selling Shareholder registered pursuant to this Registration Statement will have been sold pursuant to such registration statement prior to or simultaneously with the termination of the Offering hereunder.

     In effecting sales, brokers, dealers or agents engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act. The Company will pay all expenses incident to the registration of the Shares with the SEC.

     In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     There can be no assurance that the Selling Shareholder will sell all or any of the Shares.

                                LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for the Company by Robert Trachtenberg, Esq., the Company's Senior Vice President for Administration and Legal Affairs.

                                   EXPERTS

     The audited consolidated financial statements referred to in this Prospectus and/or included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Luboshitz, Kasierer & Co., a Member Firm of Andersen Worldwide, SC, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports, which include an explanatory fourth paragraph with respect to the Company's ability to continue as a going concern.

     Statements concerning Israeli law included in this Prospectus or in any document incorporated by reference herein have been examined by Yigal Arnon & Co., and have been included upon the authority of such counsel as an expert in the laws of the State of Israel.

     No dealer, salesperson or any other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the Offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                     -----------

                                  TABLE OF CONTENTS

                                                                    Page
                                                                    ----
AVAILABLE INFORMATION                                                4
FORWARD LOOKING STATEMENTS                                           5
INCORPORATION OF CERTAIN
 DOCUMENTS BY REFERENCE                                              5
THE COMPANY                                                          6
RECENT DEVELOPMENTS                                                  7
RISK FACTORS                                                         8
USE OF PROCEEDS                                                     15
SELLING SHAREHOLDER                                                 15
PLAN OF DISTRIBUTION                                                16
LEGAL MATTERS                                                       17
EXPERTS                                                             17

                             13,333,333 ORDINARY SHARES

                                  Accent Software
                                 International Ltd.

                                     ----------

                                     PROSPECTUS

                                     ----------










                                    JUNE 9, 1998

                                      PART II

     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee. . . .   $1,843
Israeli Taxes. . . . . . . . . . . . . . . . . . . . . . .        0
Printing and Engraving Expenses. . . . . . . . . . . . . .      500
Legal Fees and Expenses. . . . . . . . . . . . . . . . . .    1,000
Accounting Fees and Expenses . . . . . . . . . . . . . . .      500
Transfer Agent Fees. . . . . . . . . . . . . . . . . . . .      500

     Total . . . . . . . . . . . . . . . . . . . . . . . .   $4,343
                                                             ------
                                                             ------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Association of the Company provide that, to the fullest extent permitted by the Israeli Companies' Ordinance (New Version), 1983, as amended (the "Companies Ordinance"), the Company may indemnify its directors and officers for (i) any financial liability imposed upon them for the benefit of a third party by a judgment, including a settlement or arbitration decision certified by a court, as a result of an act or omission of such person in his capacity as a director or officer of the Company; and (ii) reasonable litigation expenses, including legal fees, incurred by such director or officer or which he is obligated to pay by a court order, in a proceeding brought against him by or on behalf of the Company or by others, or in connection with a criminal proceeding in which he was acquitted, in each case relating to acts or omissions of such person in his capacity as a director or officer of the Company ("Indemnifiable Event").

     The Company's Articles of Association provide that, to the fullest extent permitted by the Companies Ordinance, the Company may procure directors' and officers' liability insurance for (i) breach of the duty of care by any director or officer owed to the Company or to any other person;
(ii) breach of fiduciary duty by any officer or director owed to the Company, provided such person acted in good faith and had reasonable cause to assume that the action would not prejudice the interests of the Company; and (iii) any financial liability imposed upon any director or officer for the benefit of a third party by reason of an act or omission of such person in his capacity as a director or officer of the Company. The Company has a directors' and officers' liability insurance policy that insures the Company's officers and directors against certain liabilities.

     Under the Companies Ordinance, the Company may not indemnify or procure insurance coverage for the liability of its Office Holders (as defined in the Companies Ordinance) in respect of any monetary obligation imposed by reason of (i) an act or omission which constitutes a breach of fiduciary duty, except to the extent described above; (ii) a willful breach of the duty of care or reckless disregard of the circumstances or consequences of such breach; (iii) an act or omission done with the intent to unlawfully realize personal gain; or (iv) a fine or penalty imposed for a criminal offense.

     The Companies Ordinance defines an "Office Holder" to include a director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the general manager, and any person assuming the responsibilities of the foregoing positions without regard to such person's title.

     In addition, pursuant to the Companies Ordinance, indemnification of, and procurement of insurance coverage for, an Office Holder of the Company is permitted if it is approved by the Company's Audit Committee and Board of Directors. In certain circumstances, the Companies Ordinance also requires approval of such indemnification and insurance by the Company's shareholders.


ITEM 16.  EXHIBITS

4.1  -   Preferred Share Purchase Agreement dated June 4, 1998, between Accent
         Software International Ltd. and Lernout & Hauspie Speech Products, N.V., which includes the Certificate of Designations as an exhibit thereto.
5.1  -   Opinion of Robert Trachtenberg, Esq.
23.1 - Consent of Luboshitz, Kasierer & Co., a Member Firm of Andersen Worldwide, SC.
24.1 -   Power of Attorney (included on page II-4 to II-5).


ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, with changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on this 8 of September 1997.

                            ACCENT SOFTWARE INTERNATIONAL LTD.

                            By: /s/ Robert J. Behr
                                -----------------------------------------------
                            Name:  Robert J. Behr
                            Title: Chief Financial Officer
                                   (Principal Financial and Accounting Officer)


                                 POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Todd
A. Oseth, Robert J. Behr and Robert Trachtenberg and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any one of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated:

SIGNATURE                TITLE                              DATE

/s/ Todd A. Oseth        President, Chief Executive         June 8, 1998
-----------------------  Officer and Director
Todd A. Oseth            (principal executive officer)


/s/ Robert J. Behr       Chief Financial Officer            June 8, 1998
-----------------------  (principal financial and
Robert J. Behr           accounting officer)


/s/ Roger Cloutier       Co-Chairman of the Board           June 8, 1998
-----------------------  of Directors
Roger Cloutier


/s/ Jeffrey Rosenschein  Director                           June 8, 1998
-----------------------
Jeffrey Rosenschein

/s/ Robert Rosenschein   Chief Technology Officer,          June 8, 1998
-----------------------  Languages, and Co-Chairman of
Robert Rosenschein       the Board of Directors


/s/ Mark A. Tebbe        Director                           June 8, 1998
-----------------------
Mark A. Tebbe


/s/ Esther Dyson         Director                           June 8, 1998
-----------------------
Esther Dyson

Authorized Representative in the United States:

ACCENT WORLDWIDE, INC.

/s/ Todd A. Oseth                                           June 8, 1998
-----------------------
Todd A. Oseth


By: /s/ Robert J. Behr                                      June 8, 1998
-----------------------
    Robert J. Behr
    Attorney-in-fact


                                   EXHIBIT INDEX

4.1  -   Preferred Share Purchase Agreement dated June 4, 1998, between Accent
         Software International Ltd. and Lernout & Hauspie Speech Products, N.V., which includes the Certificate of Designations as an exhibit thereto.
5.1  -   Opinion of Robert Trachtenberg, Esq.
23.1 - Consent of Luboshitz, Kasierer & Co., a Member Firm of Andersen Worldwide, SC.
24.1 -   Power of Attorney (included on page II-4 to II-5).